EXHIBIT 99.1

                           CHESTER VALLEY BANCORP INC.
            REPORTS RECORD EARNINGS FOR ITS YEAR ENDED JUNE 30, 2004

FOR IMMEDIATE RELEASE

THURSDAY, JULY 29, 2004

CONTACT:    JOSEPH T. CROWLEY
            TREASURER & CHIEF FINANCIAL OFFICER
            (610) 269-9700 ext. 3085

Downingtown - Chester Valley Bancorp Inc. announces that the Company posted record earnings of $6.3 million or $1.26 per diluted share for its year ended June 30, 2004. This compared to earnings of $5.3 million or $1.06 per diluted share for the year ended June 30, 2003. Year over year, earnings per share increased 18.9%. Additionally, earnings for the three-months ended June 30, 2004 were $1.6 million or $0.32 per diluted share, a 77.8% increase over the three-month period ended June 30, 2003.

At June 30, 2004, total assets increased to $642.1 million, an increase of 9.85% compared to total assets of $584.5 million at June 30, 2003. At June 30, 2004, commercial and construction loans increased by 8.5% to $213.2 million as compared to $196.4 million at June 30, 2003. The asset growth was funded with both deposits and Federal Home Loan Bank advance borrowings. Over this same period, core deposits increased to $319.7 million as compared to $254.0 million, a 25.9% increase.

Donna Coughey, President and CEO stated, "the restructure of our Company's balance sheet to that of a commercial bank is substantially completed. Additionally, our successful acquisition of the Coatesville branch from PNC National Bank illustrates our commitment and ability to enhance our existing branch networks through both external acquisitions as well as internal growth. We are excited about the recent opening of our West Chester location which we believe will enhance our wealth management initiatives and continue to augment our fee income."

Net income for the three- and twelve-months ended June 30, 2004 increased by $699,000 and $1,048,000 as compared to the same periods in 2003. Net interest income increased by $492,000 and $1,327,000 over the same three- and twelve-month periods due largely to the growth in average earning assets. Also contributing to the improved net interest margin during the twelve-month period was lower funding costs attributed to continued growth of demand deposits and a general decline in market interest rates. In addition, the Company is reaping the benefits of interest rate swap transactions that were initiated in the first quarter to hedge a portion of the Company's higher costing Federal Home Loan Bank borrowings, as part of its on-going interest rate risk management strategies.

Total other income and service charges and fees increased $290,000 and $1,512,000 for the three- and twelve-months ended June 30, 2004, respectively. This is due primarily to fees associated with core deposits as well as new personal trust and investments business.


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Operating expenses increased 8.2% or $370,000 for the three-months ended June
30, 2004 as compared to the three-months ended June 30, 2003. The increase is due largely to annual employee salary increases as well as the costs associated with the opening of the Eagle branch in April 2003, the acquisition of the Coatesville branch on March 31, 2004 and the opening of the West Chester Private Client Branch. For the twelve-months ended June 30, 2004 as compared to the same period ended March 31, 2003, the increase in operating expenses was less pronounced at $1,311,000 or 7.4%, due largely to the aforementioned salary increases and branch openings and acquisitions as well as legal costs associated with a Sarbanes-Oxley review performed on behalf of the audit committee. The provision for loan losses was $115,000 and $971,000 for the three- and twelve-months ended June 30, 2004 as compared to $705,000 and $879,000 for the three- and twelve-months ended June 30, 2003. The increase resulted principally from the Company's changing loan mix and loan growth.

Chester Valley Bancorp Inc. is the parent company of both First Financial Bank and Philadelphia Corporation for Investment Services. First Financial's executive offices are located in Downingtown, Pennsylvania with branches in Exton, Frazer, Thorndale, Westtown, Airport Village, Brandywine Square, Devon, Kennett Square, Eagle Square, Coatesville and West Chester. Philadelphia Corporation has offices in Wayne and Philadelphia.

Chester Valley Bancorp stock is traded on the NASDAQ market under the symbol "CVAL".


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                  CHESTER VALLEY BANCORP INC. AND SUBSIDIARIES
                             SELECTED FINANCIAL DATA
               (Dollars in Thousands Except for Per Share Amounts)

***  CONSOLIDATED OPERATIONS DATA:

                                 THREE-MONTHS ENDED     TWELVE-MONTHS ENDED
                                      JUNE 30,               JUNE 30,
                                 --------------------   --------------------
                                   2004       2003        2004       2003
                                 ---------  ---------   ---------  ---------
Total interest income            $ 7,634    $ 7,576     $ 29,868   $ 31,715
Total interest expense             2,680      3,114       10,718     13,892
                                 -------    -------     --------   --------
NET INTEREST INCOME                4,954      4,462       19,150     17,823
  Provision for loan losses          115        705          971        879
                                 -------    -------     --------   --------
NET INTEREST INCOME AFTER
 PROVISION FOR LOAN LOSSES         4,839      3,757       18,179     16,944
Total other income                 2,189      1,899        9,086      7,574
Other operating expenses           4,897      4,527       18,940     17,629
                                 -------    -------     --------   --------
  Income before income taxes       2,131      1,129        8,325      6,889
  Income tax expense                 539        236        2,015      1,627
                                 -------    -------     --------   --------
NET INCOME                       $ 1,592    $   893     $  6,310   $  5,262
                                 =======    =======     ========   ========
EARNINGS PER COMMON SHARE (1)
   Basic                         $  0.33    $  0.19     $   1.30   $   1.10
                                 =======    =======     ========   ========
   Diluted                       $  0.32    $  0.18     $   1.26   $   1.06
                                 =======    =======     ========   ========

***  CONSOLIDATED FINANCIAL CONDITION DATA:

                                            JUNE 30,    JUNE 30,
                                              2004        2003     % CHANGE
                                           --------     --------   --------
Total assets                               $642,108     $584,528      9.85%
Loans and loans held for sale, net          395,664      384,828      2.82%
Deposits                                    427,103      400,586      6.62%
Total stockholders' equity                   52,257       49,571      5.42%

***  OTHER SELECTED DATA:
                                     THREE-MONTHS ENDED    TWELVE-MONTHS ENDED
                                           JUNE 30,              JUNE 30,
                                     ------------------    --------------------
                                       2004       2003       2004       2003
                                     -------    -------    -------    -------
Average interest rate spread (2)       3.23%      3.35%      3.38%      3.35%
Net yield on average
  interest-earning assets (2)          3.41%      3.43%      3.46%      3.43%
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities                  1.10 x    1.03 x      1.04 x     1.03 x
Non-performing assets to total assets  0.66%      0.19%      0.66%      0.19%
Book value per common share (1)      $10.72     $10.33     $10.72     $10.33
Closing price of common stock at end
  of period (1)                      $21.48     $18.34     $21.48     $18.34
Number of full-service offices at
  end of period                          11         10         11         10

(1)Per share amounts have been restated to reflect the effects of the 5% stock dividend paid in September 2003.

(2)Percentages are presented on a taxable equivalent basis.